UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                              Electro-Sensors, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   285233 10 3
                           ---------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with the statement . (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                                Page 1 of 5 Pages

                                  SCHEDULE 13G

CUSIP No. 285233 10 3                                      Page 2 of 5  Pages
-------------------------------------------------------------------------------
1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Electro-Sensors, Inc. Employee Stock Ownership Trust
              41-0943459
-------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)
                                                                           (b)


-------------------------------------------------------------------------------
3             SEC USE ONLY


-------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              Minnesota
-------------------------------------------------------------------------------
NUMBER OF       5    SOLE VOTING POWER
SHARES
BENEFICIALLY         112,890
OWNED BY        ---------------------------------------------------------------
EACH            6    SHARED VOTING POWER
REPORTING
PERSON               0
WITH            ---------------------------------------------------------------
                7    SOLE DISPOSITIVE POWER

                     112,890
                ---------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     0
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       112,890
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.8%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       EP
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                  Electro-Sensors, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  6111 Blue Circle Drive
                  Minnetonka, MN  55343-9108

Item 2(a)         Name of Person Filing:

                  See Cover Page Item 1

Item 2(b)         Address of Principal Business Office or, if none, residence:

                  6111 Blue Circle Drive
                  Minnetonka, MN  55343-9108

Item 2(c)         Citizenship:

                  See Cover Page Item 4

Item 2(d)         Title of Class of Securities:

                  Common Stock

Item 2(e)         CUSIP No.:

                  See Cover Page

Item 3            Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

         (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [x] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                   Act of 1974, or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G)(Note: See Item 7)
         (h)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)


                                Page 3 of 5 Pages

Item 4(a)         Amount Beneficially Owned:

                  See Cover Page Item 9

Item 4(b)         Percent of Class:

                  See Cover Page Item 11

Item 4(c)         Number of Shares as to Which Such Person Has:

       (i)    sole power to vote or to direct the vote:  See Cover Page Item 5
       (ii)   shared power to vote or to direct the vote:  See Cover Page Item 6
       (iii) sole power to dispose or direct the disposition of: See Cover Page Item 7
       (iv) shared power to dispose or direct the disposition of: See Cover Page Item 8

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                  Not applicable

Item 8          Identification and Classification of Members of the Group:

                  Not applicable

Item 9          Notice of Dissolution of Group:

                  Not applicable



                                Page 4 of 5 Pages

Item 10           Certification:

                  Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 1996.

Dated:    February 10, 1997            ELECTRO-SENSORS, INC. EMPLOYEE STOCK
                                       OWNERSHIP TRUST


                                       By /s/ Peter R. Peterson
                                       Peter R. Peterson, Trustee